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                                                                   EXHIBIT 10.23

                          TELEVISION LETTER AGREEMENT
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     The parties to this Agreement are TRAIL BLAZERS INC. ("Trail Blazers" or
"TBI") and MERCATA, INC. ("Advertiser"). Advertiser wishes to reserve commercial time for advertising during television telecasts of the Trail Blazers' National Basketball Association ("NBA") basketball games in accordance with the provisions of this Agreement.

     The parties agree as follows:

     1.   Sponsorship.  This Agreement commences with the Trail Blazers' first
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pre-season game of the 1999-2000 NBA season and terminates with the last playoff game in which the Trail Blazers participate following the 1999-2000 regular season. The Trail Blazers will telecast, on a commercial television station in the Portland, Oregon metropolitan area, 26 preseason and/or regular season games each season. In addition, the Trail Blazers may telecast some playoff games on a commercial television station in the Portland, Oregon metropolitan area. Advertiser hereby agrees to sponsor all games telecast by the Trail Blazers on a commercial television station in the Portland, Oregon metropolitan area. Up to five additional preseason and/or regular season games may be added by TBI in its sole discretion upon reasonable notice to Advertiser and with a corresponding proportionate increase in the Annual Fee. Except for "Bonus Coverage" as may be set forth on the attached Schedule A, nothing contained in this Agreement will entitle Advertiser to commercial time or obligate Advertiser to pay any fees with respect to games cablecast or otherwise transmitted on other than a commercial television station in the Portland, Oregon metropolitan area. Advertiser's commercials will be telecast on an equal rotation basis within the air time segment.

          Advertiser hereby reserves and purchases the following commercial time during telecasts of Trail Blazer games:

          Thirty commercial seconds in the play-by-play portion of telecasts of Trail Blazers games.

          Format:  One 30-second commercial

     2.   Promotions.  In addition to the commercial time purchased above,
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Advertiser shall be entitled to the additional promotions and media specified in the attached Schedule A, which is incorporated herein by reference.

     3.   Fees and Payment Schedule.  In consideration for the commercial time
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and additional promotions and media to be received by Advertiser hereunder,
Advertiser agrees to pay a non-cancelable Annual Fee for each NBA season covered by this Agreement and to pay a non-cancelable Additional Playoff Fee for each playoff game in accordance with the following:

          (a)

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                      Season             Net Annual Fee/1/
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                    1999-2000               $130,000
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          (b)  The Annual Fee is payable as follows: TBI will send invoices to
Advertiser for the Annual Fee in six equal monthly installments beginning November 1 of each season. Invoices will be considered to be past due if not paid within 30 days after receipt.




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/1/ The Advertiser must provide all broadcast material in a ready-to-use condition. Advertiser agrees to pay market rates for any production/creative services provided by the Trail Blazers at Advertiser's written request.

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          (c) An Additional Playoff Fee of $5,000 per game shall be charged for each playoff game which is telecast by the Trail Blazers on a commercial television station in the Portland, Oregon metropolitan area during the term of this Agreement.

          (d) Any Additional Playoff Fees will be payable as follows: TBI will, following each playoff round in which the Trail Blazers televise games, send invoices to Advertiser for the Additional Playoff Fees for playoff games televised in such round. Invoices will be considered to be past due if not paid within 30 days after receipt.

          (e) A 1.5 percent late fee will be added to all invoices which become past due and interest at a rate of 18 percent per annum will be charged on all balances not paid within 30 days of when they are due.

     4.   Protection and Operative Clauses.
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          (a) No rights of exclusivity are granted to Advertiser by this
Agreement and nothing contained herein shall limit in any manner the rights of the Trail Blazers to sell commercial time during any of its telecasts for advertisements to any other entity or for the advertisement of any product or service.

          (b) The script and tone of any advertising must conform to the policies of the Trail Blazers and the telecasting station, each of which shall have the continuing right to reject or edit telecast material to the extent necessary to conform to such policies and as may be in the public interest. In addition, Advertiser acknowledges that the Trail Blazers maintain a variety of commercial relationships and, therefore, in the interest of protecting the interests of all its sponsors, the Trail Blazers have the unilateral discretion to reject advertising based on product category exclusivity, the incompatibility or antithetical nature of the advertising, the tenor and object of the advertising, or the promotion of a product or service either not in the category for which Advertiser contracted or of an entity other than Advertiser. If any advertising is so rejected, the Trail Blazers will provide Advertiser with 10 days' written notice of such rejection to allow Advertiser to furnish suitable substitute advertising prior to the next scheduled telecast. Advertiser will be entitled to a pro rata refund or a make good for any commercials it does not receive as a result of such rejection.

          (c) All advertisements will be in the form of videotape recordings, half-inch, three-fourths-inch, one-inch or Beta format. Advertiser shall be responsible for the content and quality of all commercial materials. All advertising and commercial code-traffic instructions shall be delivered to the Trail Blazers 10 days prior to telecast. Advertiser may change the content on 7 days' advance notice.

          (d) If Advertiser's telecast material or code-traffic instructions are not furnished by Advertiser in a timely manner, the Trail Blazers may utilize any previously furnished material of Advertiser to fill spots reserved for Advertiser for upcoming telecasts. No requirement as to air time product separation regarding the scheduling of advertisements for competitive products applies to this Agreement. Unless otherwise stated herein, no exclusivity rights are granted to Advertiser.

          (e) Advertiser will receive written deadline and specifications for any print media referenced in this Agreement. Advertiser shall be responsible for the content and quality of any print commercial productions. If Advertiser's printed material is not furnished in a timely manner, the benefits in this Agreement which involve printed material will be forfeited with no financial rebates.

          (f) All advertising material furnished to the Trail Blazers which is not retrieved by Advertiser within two months following the end of the term of this Agreement shall become the property of the Trail Blazers. This paragraph is not intended to, nor shall it be construed to, give TBI any right, title or interest in any of the trademarks, trade names, advertising slogans or copyrighted material belonging to Advertiser, nor does this paragraph give TBI use of the Advertising materials for any purpose other than to the extent permitted herein during the term of this Agreement or the destruction of such materials.

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          (g)  (1)  Advertiser shall be entitled to, from time to time, make reasonable use of TBI's name, trade names, trademarks and logos in connection with advertising by Advertiser in the state of Oregon and the Portland, Oregon metropolitan area; provided, however, that Advertiser shall only do so with the prior written approval of TBI, which approval may be withheld in TBl's sole discretion, and provided further that any advertising material making use of such shall identify Advertiser as a "Proud Trail Blazers Sponsor." TBI understands and agrees that Advertiser is the exclusive owner of Advertiser's proprietary business models and technology, including but not limited to its PowerBuy(TM) method of group buying, its We-Commerce(TM) technology and any subsequent developments thereof. Advertiser does not grant TBI any right or license, express or implied, in Advertiser's proprietary business models or technology.

               (2) TBI shall not, by this Agreement, obtain any right, title or interest in Advertiser's name, trade names or logos, or Advertiser's proprietary business methods and technology, including but not limited to its PowerBuy(TM) method of demand aggregation. However, Advertiser grants TBI a royalty-free, non-exclusive, worldwide license to organize, reproduce, create derivative works from, publicly display, distribute and otherwise use Advertiser's name, trade names or logos to provide the promotions and media described in Schedule A. All such rights shall immediately terminate upon the termination of this Agreement.

          (h) This Agreement is subject to all federal, state and municipal laws and regulations now or hereafter in effect, including regulations, decisions, actions and orders of the Federal Communications Commission, and in addition is subject to the terms of any telecast license held by the television station. This Agreement shall be construed in accordance with the laws of the state of Oregon.

          (i) (1) Advertiser shall indemnify, defend, and hold the Trail Blazers harmless from and against any and all claims, damages, loss, liability or expense, including attorneys' fees and the cost of any legal proceedings, arising out of the advertisements furnished by Advertiser, including but not limited to claims, actions or proceedings, and any appeal, for libel, slander, invasion of privacy, infringement of copyright or license, unfair or improper trade practices, other wrongful business conduct, or conduct in violation of the rules and regulations of the Federal Trade Commission and analogous state agencies. This indemnity shall specifically extend to the television station telecasting such advertisements.

               (2) TBI shall indemnify, defend, and hold Advertiser harmless from and against any and all claims, damages, loss, liability or expense, including attorney fees and the cost of any legal proceedings, arising out of TBI's improper use of the advertisements, trademarks, trade names or logos furnished by Advertiser.

          (j) If legal proceedings or arbitration proceedings are initiated by either party to enforce or interpret this Agreement, the party prevailing in any suit, action or proceeding, and in any appeal therefrom, shall be entitled to recover its reasonable attorney fees as fixed by the court in which the action is tried or in which the appeal is heard or by the arbitrator who hears the proceeding. Additionally, in the event that Advertiser seeks the protection of or becomes the subject of proceedings in the United States Bankruptcy Court, the Trail Blazers shall be entitled to recover its reasonable attorney fees incurred in such proceedings as fixed by such court.

          (k) If after 7 days advance written notice from TBI, Advertiser fails to pay any overdue invoice (a "Default"), the entire Annual Fee for the remainder of the term of this Agreement shall become immediately due and payable. If the entire Annual Fee is not paid within 7 days of receipt by Advertiser of a notice of Default, the Trail Blazers may immediately terminate this Agreement in addition to seeking whatever other relief is afforded by applicable law.

          (l) Either party may terminate this Agreement upon the cancellation or termination of the Trail Blazers' NBA franchise or the relocation of the Trail Blazers' franchise to a location more than 50 miles from Portland, Oregon. In such event, Advertiser will receive a pro rata refund based upon the number of commercials not delivered.

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          (m)  In no event shall either party be liable for any special, incidental, or consequential damages or loss of profits arising out of or relating to any breach of this Agreement. The exclusive remedies for Advertiser in the event of a breach by TBI shall be a suitable make good and a pro rata compensating credit for lost time.

          (n) Neither this Agreement nor the rights hereunder may be assigned by Advertiser without the prior written consent of the Trail Blazers which consent may be withheld in the sole discretion of the Trail Blazers.

     5.   Right of Refusal.  Subject to another advertiser purchasing
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exclusivity in the retail e-commerce web site category, Advertiser shall have a right of first refusal with respect to advertising time offered by the Trail Blazers for local telecasts of selected games for the 2000-2001 season, on terms and conditions then being offered by the Trail Blazers. This right shall only apply to placements the same as those provided for in this Agreement and must be exercised by executing and returning to the Trail Blazers the Letter Agreement for the 2000-2001 season within 15 days after it is presented to either Advertiser or Advertiser's agent.

     6.   Limitations.  This contract requires Advertiser to abide by the
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Constitution and Bylaws and other rules and regulations of the National
Basketball Association as they presently exist or as they may from time to time be amended.

     7.   Notices.  All notices to be given pursuant to this Agreement shall be
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in writing and shall be deemed received when personally delivered or three business days after deposit in regular mail addressed to the address as set forth below. Either party may change such address by written notice to the other party of such change.

     8.   Entire Agreement.  This Agreement constitutes the entire agreement and
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understanding between the parties and may be amended only by a written instrument executed by them.

     EXECUTED as of this 1st day of October, 1999.

TRAIL BLAZERS INC.                      ADVERTISER


By:  /s/ E. Hubert                      By: /s/ Tom Van Horn
     --------------------------            ---------------------------
Title:  VP Sales & Service              Title:  President and CEO
One Center Court, Suite 200             110 - 110th Ave. NE
Portland, Oregon 97227                  Bellevue, WA 98004-5840

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                                  SCHEDULE A
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 .    Advertiser will receive one full page, four-color ad in Hoop Magazine
     (artwork to be provided color separated and camera-ready by sponsor) starting with the December issue. Advertiser will be subject to the same requirements as other Hoop Magazine advertisers.

 .    Advertiser will receive, as a bonus, 13 commercials on the Blazers statewide television/cable network.

 .    Advertiser will receive sponsorship of one (1) in-game feature ("Mercata
     Power Play of the Game") in 26 games on KGW-TV and 25 BlazerVision cable games. The feature will include an on-screen graphic and a live announcer read such as "Tonight's Mercata Power Play of the Game, brought to you by Mercata. Go on-line and check out tonight's Mercata PowerBuy Deals, such as . . ."

 .    Advertiser will receive one "live" half-time PowerBuy announcement each game. Announcement will include a graphic of Mercata's home page and a special PowerBuy announcement featuring the "PowerBuy Deal of the Day" and its price at the start of the game. PowerBuy feature will come from one of Mercata's key categories: Appliances, Baby, Home and Kitchen, Consumer Electronics, Gifts and Gadgets, Hobbies, Holiday, Lawn and Garden, Luggage, Hand and Power Tools, Watches and Jewelry, or Sports and Fitness.

 .    Advertiser will receive one in-arena promotion: a minimum of twenty (20)
     AstroVision features during Blazers games that will include logo identification for Mercata.

 .    Advertiser will receive two (2) "Mercata Minute" commercials during each of six half-hour TV specials on KGW-TV. The "Mercata Minute" will showcase weekly PowerBuy updates and the Mercata home page.

 .    Advertiser will receive a total of 12 "Mercata Minute" features during six
     (6) half-hour TV specials on KGW-TV.

 .    Advertiser will receive two (2) opening, middle or closing billboards during each of six (6) half-hour TV specials on KGW-TV.

 .    Advertiser will receive banner advertisements on ROSEQUARTER.COM together with a direct "hotlink" to Advertiser's home page, currently located at mercata.com.

 .    Advertiser will receive a banner advertisement on BLAZERS.COM, TBI's
     Internet team home page on NBA.COM, together with a "hotlink" to Advertiser's home page, subject to the following: (1) this Agreement, any link from such banner (the "Link"), the banner artwork and the destination page of the Link must be submitted to, and approved by in writing, NBA Properties, in its sole discretion, before posting, (2) the Link must be directly to Advertiser's web site and not to any "bridge" or transactional page or stand alone site (unless otherwise required by the NBA), (3) if the Advertiser is engaged in an advertising category in which an NBA sponsor competes, the Link must not point to any information on the sponsor's site that is related to basketball, the NBA, or include any content that creates the impression that Advertiser is associated or affiliated with the NBA or another team, a player in uniform, or a coach, (4) this Agreement and specifically this benefit are subject to the Constitution and Bylaws and other rules and regulations of the NBA as they presently exist or as they may from time to time be amended, and (5) this benefit will expire on the earlier of the end of this contract or October 1, 2000, unless the NBA allows such links to continue for subsequent seasons.

 .    Subject to NBA approval, Advertiser will receive 20 pieces of Blazers merchandise, at cost, to be featured on the Mercata web site.

                                       5.